To the Board of Directors and
Stockholders of Green Mountain Coffee, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 11, 1997, which appears on page 16 of the 1997 Annual Report to Shareholders of Green Mountain Coffee, Inc., which is incorporated by reference in Green Mountain Coffee, Inc.'s Annual Report on Form 10-K for the year ended September 27, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page F2 of such Annual Report on Form 10-K.


PricewaterhouseCoopers LLP


Boston, Massachusetts
October 5, 1998